EXHIBIT 99.1

[PHARMOS LOGO]
99 Wood Avenue South, Suite 311                    Contact - U.S.: Gale T. Smith
Iselin, NJ 08830                                                    732-452-9556
www.pharmoscorp.com                               Contact - Israel: Irit Kopelov
                                                                     08-940-9679

            Pharmos Corporation Announces Pricing of Public Offering

Iselin NJ, December 16, 2003 - Pharmos Corporation (Nasdaq: PARS) announced today the pricing of its previously announced public offering. Pharmos will be offering 10,500,000 common shares, at a price of $2.75 per share through a firm commitment underwriting. The net proceeds of this offering to Pharmos are expected to be approximately $27 million. In addition, Pharmos has granted the underwriters a 30-day option to purchase up to an additional 1,575,000 shares to cover over-allotments. The offering is expected to close on Friday, December 19, 2003. C.E. Unterberg, Towbin and Harris Nesbitt Gerard are acting as underwriters for the offering.

The offering is being made from a shelf registration statement filed by Pharmos on November 18, 2003, as amended, that was declared effective by the Securities and Exchange Commission on December 2, 2003. A final prospectus supplement will be filed by the Company relating to this offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or foreign jurisdiction in which such offer, solicitation or sale is unlawful. The offering of common stock may be made only be means of a prospectus, a copy of which is available from C.E. Unterberg, Towbin, 350 Madison Avenue, New York, New York 10017 or Harris Nesbitt Gerard, 360 Madison Avenue, New York, New York 10017.

Pharmos Corporation is a bio-pharmaceutical company that discovers and develops new drugs to treat a range of neuro-inflammatory disorders. Pharmos has a portfolio of drug candidates under development, as well as discovery, preclinical and clinical capabilities. Pharmos' executive offices and clinical and regulatory group are located in Iselin, New Jersey, and it conducts research and development through its wholly-owned subsidiary, Pharmos Ltd., in Rehovot, Israel.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

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